Mail Stop 3561

      							January 24, 2006


Mr. Roberto Oliveira de Lima
Chief Executive Officer
Telesp Celular Participacoes S.A.
Av. Doutor Chucri Zaidan 860, 04583-110
Sao Paulo, SP, Brazil

	Re:	Telesp Celular Participacoes S.A.
      Form 20-F for Fiscal Year Ended December 31, 2004
		Filed April 15, 2005
		File No. 333-09470

Dear Mr. De Lima:

	We have completed our review of your Form 20-F and related filings and do not, at this time, have any further comments.


								Sincerely,



								Larry Spirgel
								Assistant Director







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